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                                      Filed Pursuant to Rules 424(b)(3) & 424(c)
                                                      Registration No. 333-86034

                               Dated June 18, 2002

Prospectus Supplement
(to Prospectus dated June 10, 2002)

                                  $330,000,000

                       Health Management Associates, Inc.

         Zero-Coupon Convertible Senior Subordinated Notes due 2022 and
           Class A Common Stock Issuable Upon Conversion of the Notes

     This supplement amends our Prospectus, dated June 10, 2002, relating to the sale by certain of our securityholders of up to $330,000,000 in principal amount at maturity of our Zero-Coupon Senior Subordinated Notes due 2022 and shares of our class A common stock issuable upon the conversion of such notes.

     You should read this supplement in conjunction with the Prospectus. Additionally, this supplement is qualified by reference to the Prospectus, except to the extent that the information in this supplement supersedes the information contained in the Prospectus.

                             Selling Securityholders

     The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such selling securityholders, and the number of shares of our class A common stock each selling securityholder would own beneficially upon conversion of the entire principal amount of the notes held by such selling securityholder.

     The table below supplements or amends the table of securityholders contained on pages 45 and 46 of the Prospectus. Accordingly, with respect to selling securityholders previously listed in the Prospectus, the information contained in the following table supersedes the information in the Prospectus for each such selling securityholder. The information listed below was furnished to us by the listed securityholders on or before June 18, 2002. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each securityholder on the date hereof. The footnotes included in the table set forth on pages 45 and 46 of the Prospectus are incorporated herein by reference.

                                                                Principal                        Number of
                                                                Amount at                        Shares of      Percentage of
                                                               Maturity of    Percentage of   Class A Common     Outstanding
                                                               Notes That         Notes       Stock That May   Class A Common
                            Name                               May Be Sold     Outstanding        Be Sold           Stock
Delta Pilots Disability and Survivorship Trust                $    550,000          *              17,690             *
CALAMOS Convertible Fund - CALAMOS Investment Trust             8,775,000           2.7           282,243             *
Common Fund Event Driven Company (c/o Levco)                       74,000           *               2,380             *
Levco Alternative Fund, Ltd.                                    2,134,000           *              68,639             *
Lyxor Master Fund (c/o Levco)                                     156,000           *               5,018             *
Purchase Associates, LP                                           636,000           *              20,457             *
Union Carbide Retirement Account                                1,650,000           *              53,071             *

All other holders of Notes or future transferees, pledgees,   $78,624,000          23.8         2,528,893            1.0
     donees, assignees or successors of any holders

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* Represents less than 1%.